UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                               (AMENDMENT NO. 2)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                   Jacada Ltd.
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                                (Name of Issuer)


                        Common Stock, NIS $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    M6184R101
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                                 (CUSIP Number)

                                December 31, 2002
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. M6184R101                    13G                 Page  2  of  5  Pages

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Airbus Foundation
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
            N/A
                                                                        (b) [ ]
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    3       SEC USE ONLY


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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Liechtenstein
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      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 2,025,590
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    N/A
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  2,025,590
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  N/A
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,025,590
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.7%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IV
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. M6184R101                    13G                 Page  3  of  5  Pages

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ITEM 1(A).        NAME OF ISSUER:

                  Jacada Ltd.  (the "Company").

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  11 Galgalei Haplada St.
                  P.O. Box 12175
                  Herzliya 46722 Israel

ITEM 2(A).        NAME OF PERSON FILING:

                  Airbus Foundation

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Allegemeines
                  Treuunternehmen
                  P.O. Box 83
                  FL - 9490 Vaduz
                  Liechtenstein

ITEM 2(C).        CITIZENSHIP:

                  Liechtenstein

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, NIS $.01 par value

ITEM 2(E).        CUSIP NUMBER:

                  M6184R101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable


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CUSIP No. M6184R101                    13G                 Page  4  of  5  Pages

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ITEM 4.           OWNERSHIP.        As of December 31, 2002:

                  (a)  Amount beneficially owned: 2,025,590 shares of Common
                       Stock.

                  (b)  Percent of Class:  10.7%

                  (c)  Number of shares as to which such person has:

                       (i)   sole power to vote or direct the vote:   2,025,590

                       (ii)  shared power to vote or direct the vote:   0

                       (iii) sole power to dispose or direct the disposition of:
                             2,025,590

                       (iv)  shared power to dispose or direct the disposition
                             of:   0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.


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CUSIP No. M6184R101                    13G                 Page  5  of  5  Pages

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ITEM 10.          CERTIFICATION.

                  By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                         SIGNATURE

                       After reasonable  inquiry and to the best of my knowledge
                  and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Dated:  January 9, 2003




                                        AIRBUS FOUNDATION


                                        By: /s/ Dr. Werner Keicher
                                            ----------------------------------
                                            Name:   Dr. Werner Keicher
                                            Title:  Director